Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

April 20, 2007 3:15p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION NET INCOME DECLINES

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH—News) reports net income for the three months ended March 31, 2007 of $5.1 million, down 18.4% from $6.3 million the same quarter in 2006. Earnings per share, on a diluted basis decreased $.09, or 19.1%, from $.47 to $.38 over the same time period a year ago. Return on average equity for the quarter ended March 31, 2007 was 10.38%, while return on average assets for the same period was 1.00%, compared to 14.05% and 1.41%, respectively, from the prior year’s same quarter.

“As anticipated, our first quarter results have been marked by continued compression of our net interest margin,” said G. William Beale, the Company’s President and Chief Executive Officer. “The current interest rate environment with its inverted yield curve coupled with intense competition for deposits has led to increases in our costs of funds. We are focused on growing our lower cost deposit products as we continue to operate in this rate environment. Recent increases in loan demand suggest improving earning asset growth in the second quarter. The slowing housing market will continue to impact the mortgage sector.”

On a linked quarter basis (current quarter to most recent quarter) net income decreased $1.3 million, or 20.1%, to $5.1 million for the quarter ended March 31, 2007. This represents a decline in earnings per share, on a diluted basis of 20.8%, or $.10, over the prior quarter. This decline was largely due to heavier reliance on purchased funds and higher cost deposits coupled with maturities of higher yielding earning assets.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended March 31, 2007 were $.41 as compared to $.49 in the prior year’s quarter and $.50 for the quarter ended December 31, 2006. Additionally, cash basis return on average tangible equity for the quarter ended March 31, 2007 was 15.90% as compared to 18.52% in the prior year’s first quarter and 19.95% for the quarter ended December 31, 2006.

SEGMENT INFORMATION

Community Banking Segment

For the three months ended March 31, 2007, net income for the community banking segment decreased 15.4% or $959 thousand to $5.2 million from the same period last year. As noted above, this decline was largely attributable to compression in the margin which resulted in net interest income growth of only $192 thousand, or 1.1%. Additionally, Prosperity Bank & Trust Company (“Prosperity”) was purchased on April 1, 2006 and operating results related to Prosperity are included in the first quarter of 2007 results but not in the first quarter of 2006 results. Additional costs related to two new branches opened since the first quarter of 2006 as well as the relocation of two existing branches to new sites, are reflected in the first quarter of 2007 results. Other increased costs are reflective of our continued investment in people and technology necessary to support our growth and service goals. Additionally, the Corporation was able to release $750 thousand in specific loan loss reserves due to a reduction in the estimated loss exposure on a large nonperforming credit relationship. See Asset Quality for additional information relating to this credit relationship.

Noninterest income decreased $302 thousand, or 7.1%, in the first quarter of 2007 from the same period a year earlier. This decrease included gains on the sale of real estate of $856 thousand in the first quarter of 2006 and gains on securities called by the issuer during the first quarter of 2007 totaling $301 thousand. Excluding these gains, noninterest income increased approximately $252 thousand, or 7.4%, largely attributable to brokerage income and debit card transaction fee income. Noninterest expense increased $2.5 million or, 19.7%, mainly due to operating costs as a result of the Prosperity purchase and branch expansion. The increases were in salaries and benefits of $1.2 million, operating expenses of $961 thousand, occupancy expenses of $242 thousand and furniture and fixture expenses of $147 thousand.

On a linked quarter basis, community bank segment net income decreased $1.2 million, or 19%, for the period ended March 31, 2007. Lower net interest income of $783 thousand is primarily attributable to two factors; funding costs have continued to rise and loan growth has slowed as a result of decreased residential housing activity in markets we serve. As previously mentioned, $750 thousand in specific loan loss reserves were released during the first quarter of 2007. Total noninterest income declined $945 thousand, or 19.3%, mainly as a result of lower overdraft fee charges, fees from letters of credit and gains related to investment securities called by the issuer. Additionally, the fourth quarter of 2006 included proceeds from the receipt of a life insurance claim of approximately $328 thousand.

Mortgage Segment

For the three months ended March 31, 2007, net income for the mortgage segment declined from $62 thousand of net income in the first quarter of 2006 to a loss of $139 thousand. Although loan profitability had improved during the middle quarters of 2006 due to strong demand for loan products with greater profit margins, overall loan volume decreased 19.5% from the same period last year. Some of this decline is a result of the harsh weather experienced in our key markets during the first quarter of 2007. Additionally, inventories of existing and new homes have continued to rise within the Company’s markets as the housing market has softened. Net interest income in this segment fell $79 thousand, or 77.5%, over the same period due to tightening interest margins and a reduction in origination volume. An increase in reserves for early payoffs and early payment defaults of approximately $42 thousand also contributed to the decline in net income.

On a linked quarter basis, mortgage segment net income declined $56 thousand, or 67%. Net interest income increased $11 thousand, or 91.7%, due to slightly more favorable interest margins. A 10.8% decrease in loan originations from the prior quarter coincided with a rise in reserves of approximately $31 thousand.

The mortgage segment continues to focus origination efforts on superior quality loans. While more stringent guidelines have been established by investors on many loan products, the Company does not anticipate that the deterioration of the sub-prime market will have significant adverse effect on its performance.

NET INTEREST INCOME

The net interest margin, on a tax-equivalent basis, decreased to 4.09% in the first quarter of 2007 from 4.54% in the first quarter of 2006. This 45 basis point margin (54 basis point interest rate spread) decline was driven by increased costs of interest-bearing liabilities which rose to 3.94%, or 94 basis points, compared to increased yields on earning assets which rose to 7.44%, or 41 basis points. Significant growth in certificates of deposits coupled with declines in low-cost deposits put pressure on the funding side of the balance sheet. Average interest-earning assets for the quarter ended March 31, 2007 increased approximately $208 million, or 12.5%, over the same period a year ago. Of this increase, approximately $76.5 million was acquired in the acquisition of Prosperity. The remaining growth was driven primarily by increases in the commercial real estate and consumer loan portfolios. Average interest-bearing liabilities for the period ended March 31, 2007 increased approximately $210 million, or 15.2%, over the same period a year ago. Of this increase, approximately $111.4 million was acquired in the acquisition of Prosperity. The remaining growth was driven primarily by increases in certificates of deposit.

On a linked quarter basis, the tax-equivalent net interest margin decreased to 4.09%, or 6 basis points, from 4.15% for the period ended December 31, 2006. Net interest income declined by $777 thousand to $18.9 million for the quarter ended March 31, 2007. Contributing to this decline and margin tightening was a continued shift of funds from demand deposits and lower cost interest-bearing liabilities (NOW, money market, savings accounts, etc) to higher cost interest-bearing liabilities (certificates of deposit, regular and greater than $100 thousand) during a flat to inverted yield curve environment amid increased competition for low-cost deposits.

During the first quarter of 2007, approximately $6.2 million of investment securities were called by the issuers resulting in a gain of $301 thousand. The proceeds from these sales plus additional funds were used to payoff approximately $9.0 million of higher cost (6.3%) Federal Home Loan Bank advances. A penalty of $316 thousand associated with the early payoff of these advances has been reflected as an interest expense adjustment in the net interest margin for the first quarter of 2007. The anticipated interest expense saving from this early payoff is $175 thousand for the remainder of 2007.

ASSET QUALITY

The Company’s asset quality remains good. The provision for loan losses declined $1.3 million from $538 thousand at March 31, 2006 to a negative $735 thousand at March 31, 2007. This decline is largely attributable to a reduction of estimated loss exposure to a continued nonperforming credit relationship that was partially reduced from $10.6 million December 31, 2006 to $7.9 million at March 31, 2007. On a linked quarter basis, the provision for loan losses declined $889 thousand. This net decrease was primarily due to the release of loan loss reserves related to the aforementioned credit relationship, partially offset by an increase in loans that management has identified through its risk rating system as having potential weaknesses.

Management maintains a list of loans that have potential weaknesses which may need special attention. This nonperforming loan list is used to monitor such loans and is used in the determination of the adequacy of the Company’s allowance for loan losses. At March 31, 2007, nonperforming assets totaled $8.8 million, including a single credit relationship totaling $7.9 million. This reflects a reduction of $2.7 million in related loans within this relationship from the prior quarter. A prior management decision to extend further credit secured by additional property with significant equity was successful as such equity was extracted from this relationship, reducing the estimated loss exposure and the related specific reserves. The loans to this relationship continue to be secured by real estate (two assisted living facilities).

The Company entered into a workout agreement with the borrower in the aforementioned credit relationship in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. Bankruptcy filings in 2005 by some affiliates of the borrower delayed the accomplishment of targeted actions; however, during the first quarter of 2006, a comprehensive Loan Modification Agreement was signed and the Company believes it thereby improved its overall collateral position. The Company continues to have constructive dialogue with the borrower toward a resolution of the affiliated loans and anticipates that this workout will result in further reductions of the Company’s overall exposure to the borrower. Based on the specific impairment analysis, $750 thousand in specific reserves were released, leaving approximately $500 thousand in allocated reserves in light of continued uncertainty with respect to the performance of the underlying collateral and borrower’s ability to repay.

Net charge-offs were $162 thousand for the quarter compared to net charge-offs of $23 thousand in the same quarter last year. Net charge-offs were $97 thousand for the quarter ended December 31, 2006.

NONINTEREST INCOME

Noninterest income for the three months ended March 31, 2007 declined $766 thousand, or 11.0%, from $7.0 million to $6.2 million compared to last year’s same period. This decline reflects gains on the sale of real estate of $856 thousand realized in the first quarter of 2006 and gains of $301 thousand related to investment securities called by the issuer in the first quarter of 2007. Additionally, mortgage segment income from the sale of loans declined $447 thousand, or 16%, from the same quarter a year ago. Notwithstanding the aforementioned gains and mortgage segment income, noninterest income for the period increased approximately $252 thousand, or 7.4%, and was principally attributable to increases in other service charges and deposit account charges of $288 thousand. These increases were mainly a result of increased brokerage commissions, overdraft fees and debit card transaction fee income.

On a linked quarter basis, noninterest income declined $1.1 million, or 15.5%, from $7.3 million to $6.2 million for the period ended December 31, 2006. This decline included gains of $401 thousand related to investment securities called by the issuer in the fourth quarter of 2006 compared with a lesser amount of $301 thousand in the first quarter of 2007. The fourth quarter of 2006 included $328 thousand of income from life insurance proceeds as well as the receipt of a $289 thousand commission due to the Company’s purchase of bank-owned life insurance (“BOLI”). Notwithstanding the aforementioned gains, insurance proceeds and BOLI income, noninterest income declined approximately $418 thousand, or 6.6%, and was principally attributable to decreases in other service charges and deposit account charges of $264 thousand (primarily overdraft fees and letter of credit fees) as well as lower gains from the sale of loans of $177 thousand from the mortgage segment.

NONINTEREST EXPENSE

Noninterest expense for the three months ended March 31, 2007 increased $2.3 million, or 15.0%, to $18.0 million compared to last year’s same period. The acquisition of Prosperity on April 1, 2006 is not included in first quarter 2006 figures. Excluding the noninterest expenses related to Prosperity from the first quarter of 2007, when compared to the first quarter of 2006, reduces the increase to $1.2 million, or 7.8%. Salaries and benefits increased $522 thousand, or 5.8%, and were mainly attributable to new hires, increased group insurance costs as well as normal compensation adjustments. Other operating expenses increased $456 thousand, or 10.3%, and principally related to the operation of two additional branches, the relocation of two other branches for closer proximity to and convenience of customers, as well as the necessary infrastructure enhancements needed to support the Company’s continued growth. Some of the infrastructure enhancements include voice over internet protocol (VOIP) and the associated hardware and software to support this technology. Other initiatives include on-line check deposit technology, as well as enhancements to our internet banking delivery channel. Occupancy expenses increased $185 thousand, or 16.9%, and were principally attributable to increased facilities costs associated with the Company’s continued expansion. Some of these increased costs included depreciation, property insurance, rental expenses and, to a lesser extent, utility costs. Furniture and equipment expenses increased $49 thousand, or 4.5%, and were attributable to the related depreciation and software costs of the additional branches.

On a linked quarter basis, noninterest expense increased by $662 thousand, or 3.8%, from $17.3 million to $18.0 million for the period ended March 31, 2007. Increases in salaries and benefits of $558 thousand, or 6.3%, are primarily attributable to normal compensation increases and incentive compensation adjustments. Increases in occupancy expenses of $45 thousand, or 3.3%, relate to a full quarter of operations for two branches opened in December 2006. Operating expenses increased $15 thousand, or .03%, principally driven by increases in underwriting costs from mortgage segment operations, enhanced bandwidth capacity for voice and data offset by lower marketing costs. Furniture and equipment expenses increased $14 thousand, or 1.2%, as a result of increased equipment maintenance offset by lower repairs.

BALANCE SHEET

For the three months ended March 31, 2007, total assets were approximately $2.11 billion compared to $2.09 billion and $1.89 billion as of December 31, 2006 and March 31, 2006, respectively. Loans increased $51.5 million, or 3.4%, and $188.5 million, or 13.5%, from December 31, 2006 and March 31, 2006, respectively. Loan growth was concentrated in the commercial real estate and consumer portfolios from the same quarter a year ago and construction and mortgage loans on a linked quarter basis. Total cash and cash equivalents decreased $19.3 million, or 23%, from March 31, 2006. A primary driver of this decrease was a result of the Company’s issuance on March 30, 2006 of a Trust Preferred Capital Note totaling $37.1 million to fund the acquisition of Prosperity as well as to fund securities and loan growth throughout the year. Deposits grew $1.2 million, or .1%, and $182.4 million, or 12.3%, from December 31, 2006 and March 31, 2006, respectively. This growth was principally attributed to certificates of deposit. Total borrowings also increased by $26.1 million to $229.2 million, from March 31, 2006, in connection with the issuance of the aforementioned Trust Preferred Capital Note which bears interest at LIBOR plus 140 basis points. The Company’s equity to assets ratio has declined slightly from 9.8% at March 31, 2006 and December 31, 2006, respectively, to 9.6% at March 31, 2007.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (33 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank (2 locations in Washington and Front Royal, Virginia) and Bay Community Bank (4 locations in Williamsburg, Newport News and Grafton), and Prosperity Bank & Trust Company (3 locations in Springfield and Burke, Virginia). Union Bank and Trust Company also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Bay Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise and are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended
	03/31/07	03/31/06	12/31/06
Results of Operations
Interest and dividend income	$33,627	$28,290	$34,350
Interest expense	15,467	10,242	15,417

Net interest income	18,160	18,048	18,933
Provision for loan losses	(735)	538	154

Net interest income after provision for loan losses	18,895	17,510	18,779
Noninterest income	6,209	6,975	7,344
Noninterest expenses	17,959	15,620	17,297

Income before income taxes	7,145	8,865	8,826
Income tax expense	1,997	2,557	2,383

Net income	$5,148	$6,308	$6,443

Interest earned on loans (FTE)	$29,959	$25,167	$30,122
Interest earned on securities (FTE)	4,073	3,624	4,303
Interest earned on earning assets (FTE)	34,345	28,861	35,073
Net interest income (FTE)	18,879	18,618	19,656
Interest expense on certificates of deposit	10,399	6,762	10,138
Interest expense on interest-bearing deposits	11,859	8,214	11,693
Core deposit intangible amortization	457	305	457

Net income—community bank segment	$5,287	$6,246	$6,526
Net income—mortgage segment	(139)	62	(83)

Key Performance Ratios
Return on average assets (ROA)	1.00%	1.41%	1.22%
Return on average equity (ROE)	10.38%	14.05%	13.00%
Efficiency ratio	73.70%	62.42%	65.83%
Efficiency ratio—community bank segment	69.90%	58.11%	61.73%
Net interest margin (FTE)	4.09%	4.54%	4.15%
Yields on earning assets (FTE)	7.44%	7.03%	7.40%
Cost of interest-bearing liabilities (FTE)	3.94%	3.00%	3.86%
Noninterest expense less noninterest income / average assets	2.28%	1.93%	1.89%

Per Share Data
Earnings per share, basic	$0.39	$0.48	$0.49
Earnings per share, diluted	0.38	0.47	0.48
Cash basis earnings per share, diluted	0.41	0.49	0.50
Cash dividends paid	0.18	0.15	0.17
Market value per share	25.94	30.47	30.59
Book value per share	15.23	13.89	14.99
Tangible book value per share	10.44	10.90	10.30
Price to earnings ratio, diluted	16.83	15.87	16.06
Price to book value ratio	1.70	2.19	2.04
Weighted average shares outstanding, basic	13,306,504	13,195,928	13,266,699
Weighted average shares outstanding, diluted	13,413,303	13,338,116	13,397,264
Shares outstanding at end of period	13,344,971	13,229,786	13,303,520

Financial Condition
Assets	$2,118,855	$1,885,682	$2,092,891
Loans, net of unearned income	1,600,059	1,410,945	1,549,445
Earning Assets	1,895,870	1,709,974	1,872,732
Goodwill	51,881	31,297	50,049
Core deposit intangibles, net	11,883	8,199	12,341
Deposits	1,667,171	1,484,760	1,665,908
Stockholders' equity	202,841	183,765	199,416
Tangible equity	139,077	144,269	137,026

Averages
Assets	$2,086,263	$1,819,585	$2,088,244
Loans, net of unearned income	1,565,888	1,389,579	1,554,662
Loans held for sale	21,642	23,752	21,738
Securities	276,882	245,358	289,341
Earning assets	1,872,224	1,663,915	1,880,341
Deposits	1,646,819	1,448,933	1,652,901
Certificates of deposit	897,974	716,555	869,444
Interest-bearing deposits	1,371,428	1,207,984	1,360,544
Borrowings	221,461	175,118	222,441
Interest-bearing liabilities	1,592,889	1,383,102	1,582,985
Stockholders' equity	201,115	182,110	196,623
Tangible equity	138,918	142,460	134,006

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$19,148	$17,116	$19,091
Add: Allowance from acquired banks	—	—	—
Add: Recoveries	131	90	72
Less: Charge-offs	293	113	169
Add: Provision for loan losses	(735)	538	154

Ending balance of allowance for loan losses	$18,251	$17,631	$19,148

Allowance for loan losses / total outstanding loans	1.14%	1.25%	1.24%
Nonperforming Assets
Nonaccrual loans	$8,558	$11,962	$10,873
Other real estate and foreclosed properties	217	—	—

Total nonperforming assets	8,775	11,962	10,873
Loans > 90 days and still accruing	1,064	371	208

Total nonperforming assets and loans > 90 days and still accruing	$9,839	$12,333	$11,081

Nonperforming assets / total outstanding loans	0.55%	0.85%	0.70%
Nonperforming assets / allowance for loan losses	48.08%	67.85%	56.78%

Other Data
Mortgage loan originations	$97,236	$116,105	$107,672
% of originations that are refinances	46.26%	37.07%	42.83%
End of period full-time employees	660	575	646
Number of full-service branches	51	46	51
Number of community banks (subsidiaries)	5	4	5
Number of full automatic transaction machines (ATM's)	135	128	134

Alternative Performance Measures (1)
Net income	$5,148	$6,308	$6,443
Plus: Core deposit intangible amortization, net of tax	297	198	297

Cash basis operating earnings	$5,445	$6,506	$6,740

Average assets	$2,086,263	$1,819,585	$2,088,244
Less: Average goodwill	50,089	31,297	50,049
Less: Average core deposit intangibles	12,108	8,353	12,568

Average tangible assets	$2,024,066	$1,779,935	$2,025,627

Average equity	$201,115	$182,110	$196,623
Less: Average goodwill	50,089	31,297	50,049
Less: Average core deposit intangibles	12,108	8,353	12,568

Average tangible equity	$138,918	$142,460	$134,006

Cash basis earnings per share, diluted	$0.41	$0.49	$0.50
Cash basis return on average tangible assets	1.09%	1.48%	1.32%
Cash basis return on average tangible equity	15.90%	18.52%	19.95%

(1)	As a supplement to accounting principles generally accepted in the United States ("GAAP"), management also reviews operating performance based on its "cash basis earnings" to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management's opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	March 31, 2007	December 31, 2006	March 31, 2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$50,192	$55,511	$49,666
Interest-bearing deposits in other banks	1,700	950	1,065
Money market investments	335	322	155
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	69	16,509	20,699

Total cash and cash equivalents	54,894	75,890	74,183

Securities available for sale, at fair value	268,182	282,824	246,523

Loans held for sale	22,927	20,084	27,989

Loans, net of unearned income	1,600,059	1,549,445	1,410,945
Less allowance for loan losses	18,251	19,148	17,631

Net loans	1,581,808	1,530,297	1,393,314

Bank premises and equipment, net	68,711	63,461	49,219
Other real estate owned	217	—	—
Core deposit intangibles, net	11,883	12,341	8,199
Goodwill	51,881	50,049	31,297
Other assets	58,352	57,945	54,958

Total assets	$2,118,855	$2,092,891	$1,885,682

LIABILITIES
Noninterest-bearing demand deposits	$292,110	$292,262	$261,173
Interest-bearing deposits:
NOW accounts	211,276	212,328	196,451
Money market accounts	157,608	165,202	182,433
Savings accounts	107,722	107,163	113,847
Time deposits of $100,000 and over	443,752	442,953	352,237
Other time deposits	454,703	446,000	378,619

Total interest-bearing deposits	1,375,061	1,373,646	1,223,587

Total deposits	1,667,171	1,665,908	1,484,760

Securities sold under agreements to repurchase	57,078	62,696	53,168
Other short-term borrowings	25,500	—	42,600
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	86,300	88,850	47,000
Other liabilities	19,655	15,711	14,079

Total liabilities	1,916,014	1,893,475	1,701,917

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,344,971 shares at March 31, 2007, 13,303,520 shares at December 31, 2006, and 13,195,987 shares at March 31, 2006	17,757	17,716	17,640
Surplus	38,715	38,047	35,935
Retained earnings	144,984	142,168	128,901
Accumulated other comprehensive income	1,385	1,485	1,289

Total stockholders' equity	202,841	199,416	183,765

Total liabilities and stockholders' equity	$2,118,855	$2,092,891	$1,885,682

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31
	2007	2006
Interest and dividend income:
Interest and fees on loans	$29,850	$25,104
Interest on Federal funds sold	263	33
Interest on deposits in other banks	15	7
Interest on money market investments	1	2
Interest on other interest-bearing deposits	34	28
Interest and dividends on securities:
Taxable	2,332	2,174
Nontaxable	1,132	942

Total interest and dividend income	33,627	28,290

Interest expense:
Interest on deposits	11,860	8,214
Interest on Federal funds purchased	306	82
Interest on short-term borrowings	756	829
Interest on long-term borrowings	2,545	1,117

Total interest expense	15,467	10,242

Net interest income	18,160	18,048
Provision for loan losses	(735)	538

Net interest income after provision for loan losses	18,895	17,510

Noninterest income:
Service charges on deposit accounts	1,726	1,615
Other service charges, commissions and fees	1,444	1,267
Gains on securities transactions, net	301	2
Gains on sales of loans	2,344	2,791
Gains (losses) on sales of other real estate	(3)	867
Other operating income	397	433

Total noninterest income	6,209	6,975

Noninterest expenses:
Salaries and benefits	9,939	9,029
Occupancy expenses	1,391	1,094
Furniture and equipment expenses	1,181	1,077
Other operating expenses	5,448	4,420

Total noninterest expenses	17,959	15,620

Income before income taxes	7,145	8,865
Income tax expense	1,997	2,557

Net income	$5,148	$6,308

Earnings per share, basic	$0.39	$0.48

Earnings per share, diluted	$0.38	$0.47

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended March 31,
	2007			2006			2005
	Average Balance	Interest Income / Expense	Yield / Rate (4)	Average Balance	Interest Income / Expense	Yield / Rate (4)	Average Balance	Interest Income / Expense	Yield / Rate (4)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$181,356	$2,332	5.21%	$167,463	$2,174	5.27%	$155,088	$1,918	5.02%
Tax-exempt	95,526	1,741	7.39%	77,895	1,450	7.55%	74,450	1,431	7.80%

Total securities	276,882	4,073	5.97%	245,358	3,624	5.99%	229,538	3,349	5.92%
Loans, net (2) (3)	1,565,888	29,658	7.68%	1,389,579	24,750	7.22%	1,275,242	20,076	6.38%
Loans held for sale	21,642	301	5.65%	23,752	417	7.12%	31,671	472	6.04%
Federal funds sold	3,812	263	5.45%	1,877	33	4.64%	1,066	2	0.76%
Money market investments	266	1	2.10%	90	2	3.62%	72	—	1.89%
Interest-bearing deposits in other banks	1,136	15	5.31%	661	7	4.17%	2,504	16	2.52%
Other interest-bearing deposits	2,598	34	5.33%	2,598	28	4.39%	2,598	16	2.42%

Total earning assets	1,872,224	34,345	7.44%	1,663,915	28,861	7.03%	1,542,691	23,931	6.29%

Allowance for loan losses	(19,107)			(17,328)			(16,499)
Total non-earning assets	233,146			172,998			146,643

Total assets	$2,086,263			$1,819,585			$1,672,835

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Checking	$206,196	317	0.62%	$195,190	181	0.38%	$194,605	147	0.31%
Money market savings	161,954	917	2.30%	180,637	1,010	2.27%	191,780	637	1.35%
Regular savings	105,304	226	0.87%	115,602	261	0.91%	118,950	219	0.75%
Certificates of deposit:
$100,000 and over	445,286	5,407	4.92%	340,906	3,463	4.12%	221,724	1,834	3.35%
Under $100,000	452,688	4,992	4.47%	375,649	3,299	3.56%	360,717	2,622	2.95%

Total interest-bearing deposits	1,371,428	11,859	3.51%	1,207,984	8,214	2.76%	1,087,776	5,459	2.04%
Other borrowings	221,461	3,607	6.61%	175,118	2,029	4.70%	182,864	1,683	3.73%

Total interest-bearing liabilities	1,592,889	15,466	3.94%	1,383,102	10,243	3.00%	1,270,640	7,142	2.28%

Noninterest-bearing liabilities:
Demand deposits	275,391			240,949			224,335
Other liabilities	16,868			13,424			12,310

Total liabilities	1,885,148			1,637,475			1,507,285
Stockholders' equity	201,115			182,110			165,550

Total liabilities and stockholders' equity	$2,086,263			$1,819,585			$1,672,835

Net interest income		$18,879			$18,618			$16,789

Interest rate spread (1)			3.50%			4.03%			4.01%
Interest expense as a percent of average earning assets			3.35%			2.50%			1.88%
Net interest margin			4.09%			4.54%			4.41%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credits of $38 thousand and $101 thousand has been excluded for 2006 and 2005, respectively.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.